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                                                                    EXHIBIT 99.1

For more information:
Tim Powers                                         Stacey Santilli
RSA Security Inc.                                  RSA Security Inc.
 (781) 515-6212                                    (781) 515-6021
tpowers@rsasecurity.com                            ir@rsasecurity.com


                                                           FOR IMMEDIATE RELEASE

               RSA Security Announces New Organizational Structure

           Streamlined, Focused Operations Designed to Better Address
                  Market Opportunities and Serve Customer Needs

BEDFORD, MASS., APRIL 24, 2002 -- RSA Security Inc. (NASDAQ: RSAS), the most trusted name in e-security(R), today announced a new organizational structure and the creation of product divisions designed to address specific security market opportunities and better serve customer needs. The three new product divisions will be comprised of engineering and product management teams focused on authentication, developer solutions/encryption and Web access management, respectively. The Company's sales, marketing, and general and administrative functions will continue to operate as separate groups serving the entire corporation.

         "With this new structure, we are putting our focus on security for Internet applications, especially Web-enablement, in line with the needs and future direction of our customers worldwide," said Art Coviello, president and CEO of RSA Security. "With the new product divisions, we will continue to deliver best-of-breed solutions for authentication, encryption and Web access management, while maintaining the system-level synergies between the product lines. We believe that this strategy supports customer solution requirements for securing Web-enabled applications, as well as our vision for securing the e-business process."

         In focusing its business, the Company plans to take several steps to reduce operating expenses, including cutting program expenses, simplifying product lines and severing approximately 200 employees, representing approximately 17% of its worldwide workforce. The Company expects to implement the new organizational structure this week, and to complete the workforce reduction in the
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U.S. this week and internationally as quickly as possible. In connection with these actions, the Company anticipates that it will take a charge of $8-$10 million this quarter, with the majority of the expense attributable to workforce reduction and facility costs.

         The three product divisions will be led by current RSA Security executives and will have charters specific to their market opportunities:

     - The Authentication Products division will be led by Bill McQuaide, senior vice president, and will include the RSA SecurID(R) and RSA Keon(R) product lines. This division's charter is to grow RSA Security's leading position in authentication by enhancing the RSA SecurID authentication system, and offering other authentication solutions including smart cards and digital certificates.

     - The Developer Solutions/Encryption division will be led by Victor Chang, vice president, and will include the RSA BSAFE(R) product line. This division's charter is to continue to develop and deliver best-in-class developer security software, and to evolve the RSA BSAFE product line more towards secure application components and embedded security offerings.

     - The Web Access Management Products division will be led by Joe Uniejewski, senior vice president, and will include the RSA ClearTrust(R) product line. This division's charter is to enhance and grow the award-winning RSA ClearTrust offering, and evolve the product line by developing and delivering new Web single sign-on and authorization solutions to address new classes of customer needs.

         Worldwide sales, marketing and professional services for all the Company's product lines will be led by Scott Schnell, senior vice president. The Company intends to strengthen its product focus in sales by increasing the number of sales specialists for each product line, with the goal of assisting territory managers and strategic account managers worldwide.

         "We believe that to position RSA Security for future success we must re-invent ourselves as a more aggressive, product-focused organization," continued Coviello. "These actions allow us to exploit assets that any company would be envious of - strong brand, world-class products, customer base, reputation and market opportunity. We believe that the restructuring is the right decision at this time to take full advantage of these assets to the betterment of our customers, shareholders and employees."
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ABOUT RSA SECURITY INC.

RSA Security Inc., the most trusted name in e-security, helps organizations build trusted e-business processes through its RSA SecurID two-factor authentication, RSA ClearTrust Web access management, RSA BSAFE encryption and RSA Keon digital certificate management product families. With approximately one billion RSA BSAFE-enabled applications in use worldwide, more than 12 million RSA SecurID authentication users and almost 20 years of industry experience, RSA Security has the proven leadership and innovative technology to address the changing security needs of e-business and bring trust to the online economy. RSA Security can be reached at www.rsasecurity.com.

                                       ###

RSA, BSAFE, ClearTrust, Keon, SecurID and The Most Trusted Name in e-Security are registered trademarks of RSA Security Inc. All other products and services mentioned are trademarks of their respective companies.



This press release contains forward-looking statements relating to the restructuring of RSA Security's operations, including the anticipated success of those efforts. These statements involve a number of risks and uncertainties. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, including the current weakness in the global economy, the Company's ability to retain its employees and train additional sales specialists for its various product lines, lack of growth in the market for e-security solutions, changes in customer, government and market requirements and standards, market acceptance of new technologies, technological changes in the computer industry, failure to integrate RSA Security's past acquisitions, and the risk factors detailed from time to time in RSA Security's periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation RSA Security's Annual Report on Form 10-K filed on April 1, 2002.